UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Blue Nile, Inc.

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BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Nile, Inc., a Delaware corporation (the “Company”). Notice is hereby given that the Annual Meeting will be held on Tuesday, May 22, 2007 at 11:00 AM Pacific Time at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington 98101 for the following purposes:

1.	To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 30, 2007.

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is March 30, 2007. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at the Company’s principal offices located at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

By Order of the Board of Directors,

Terri Maupin
Secretary

Seattle, Washington
April 23, 2007

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

BLUE NILE, INC.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 22, 2007

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Blue Nile, Inc. (sometimes referred to as “we”, the “Company” or “Blue Nile”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 23, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 15,711,257 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2007 your shares were registered directly in your name with Blue Nile’s transfer agent, Mellon Investment Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1)	Election of two directors; and

2)	Ratification of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 30, 2007.

How do I vote?

For proposal number 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For proposal number 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 21, 2007 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/nile to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 21, 2007 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Blue Nile. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 30, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, and “For” the ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 30, 2007. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Blue Nile will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2007 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in Blue Nile’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to our Corporate Secretary at our principal executive offices no later than the close of business on February 22, 2008 (90 days prior to the first anniversary of the 2007 Annual Meeting Date) nor earlier than the close of business on January 23, 2008 (120 days prior to the first anniversary of the 2007 Annual Meeting date). In the event that we set an Annual Meeting date for 2008 that is not within 30 days before or after the anniversary of the 2007 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2008 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2008 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2008 Annual Meeting is first made. Blue Nile’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review Blue Nile’s Bylaws carefully. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting. With respect to the election of directors, the inspector of elections will count votes “For” and “Withheld” and the two directors who receive the greatest number of “For” votes (among votes properly cast in person or by proxy) will be elected to the Board of Directors. With respect to the ratification of the selection of independent auditors for fiscal year 2007, the inspector of elections will count votes cast “For” and “Against” the proposal, along with any abstentions. Abstentions from voting on this proposal will be counted towards a quorum and will have the same effect as “Against” votes. The proposal to ratify the selection of independent auditors for fiscal year 2007 will be approved if the holders of a majority of shares present and entitled to vote either in person or by proxy vote “For” the proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. There will not be any broker non-votes because both proposals are considered routine matters.

How many votes are needed to approve each proposal?

•	Proposal 1 — Election of Directors. For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Proposal 2 — Ratification of Deloitte & Touche LLP as Independent Auditors. To be approved, Proposal No. 2, the ratification of Deloitte & Touche LLP as Blue Nile’s independent auditors for the fiscal year ending December 30, 2007, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting or represented by proxy. On the record date, there were 15,711,257 shares of common stock outstanding and entitled to vote. Thus, the holders of 7,855,629 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the Chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of the fiscal year ending December 30, 2007.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2007, Diane Irvine, Joseph Jimenez and Brian McAndrews. Ms. Irvine and Mr. Jimenez have been nominated by the Board of Directors and have agreed to stand for reelection. Ms. Irvine and Mr. Jimenez are current directors who were previously elected by the stockholders. Mr. McAndrews has decided not to stand for reelection. In connection with Mr. McAndrews’s decision not to stand for re-election, the Board of Directors voted to reduce the size of the Board of Directors from eight members to seven members effective May 22, 2007, the date of our Annual Meeting. Mr. McAndrews will continue to serve as a director until the Annual Meeting date. If elected at the 2007 Annual Meeting, each of Ms. Irvine and Mr. Jimenez would serve until the 2010 Annual Meeting and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mark Vadon, Diane Irvine, Brian McAndrews and Anne Saunders attended the 2006 Annual Meeting.

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Diane Irvine

Diane Irvine, age 48, has served as President since February 2007, Chief Financial Officer since December 1999 and as a director since May 2001. Ms. Irvine has been nominated by the Board of Directors to stand for election at the 2007 Annual Meeting. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine serves on the Board of Directors of Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and holds an M.S. in Taxation from Golden Gate University.

Joseph Jimenez

Joseph Jimenez, age 47, has served as a director since March 2000 and has been nominated by the Board of Directors to stand for election at the 2007 Annual Meeting. Mr. Jimenez has served as Chief Executive Officer of Novartis Consumer Health, a division of Novartis AG, a diversified pharmaceuticals company, since April 2007. From September 2001 to April 2006, Mr. Jimenez served as Executive Vice President of H.J. Heinz Company, a food products company. Mr. Jimenez also served as President and Chief Executive Officer of Heinz Europe from July 2002 to April 2006. From November 1998 to July 2002, Mr. Jimenez served as

President and Chief Executive Officer of Heinz North America. Mr. Jimenez holds a B.A. in Economics from Stanford University and an M.B.A. from the University of California, Berkeley.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2008 Annual Meeting

Mark Vadon

Mark Vadon, age 37, co-founded Blue Nile and has served as Chairman of the Board of Directors and Chief Executive Officer since the Company’s inception in March 1999. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Joanna Strober

Joanna Strober, age 38, has served as a director since May 1999. Ms. Strober has served as a Director of Private Equity at Sterling Stamos Capital Management, a registered investment advisor, since August 2005. From June 2004 to August 2005, Ms. Strober served as the Managing Director of Pacific Community Ventures, a private equity firm. From January 2003 until June 2004, Ms. Strober served as the Managing Director at Symphony Technology Group, an enterprise software investment firm. From April 1996 to December 2002, Ms. Strober held various positions at Bessemer Venture Partners, a private venture capital firm, most recently serving as a General Partner from January 2000 to December 2002. From August 1994 to March 1996, Ms. Strober was an associate at Venture Law Group, a corporate law firm. Ms. Strober holds a B.A. in Political Science from the University of Pennsylvania and a J.D. from the University of California, Los Angeles.

W. Eric Carlborg

Eric Carlborg, age 43, has served as a director since February 2005. Since April 1, 2006, Mr. Carlborg has served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as Chief Financial Officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a Managing Director of Investment Banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including Chief Financial Officer at Authorize.net, Inc. and Chief Strategy Officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as Chief Financial Officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the Board of Directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds a B.A. from the University of Illinois and an M.B.A. from the University of Chicago.

Directors Continuing in Office Until the 2009 Annual Meeting

Mary Alice Taylor

Mary Alice Taylor, age 57, has served as a director since March 2000. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as Chairman and Chief Executive Officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as Corporate Executive Vice President of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as Senior Vice President of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor also serves on the Boards of Directors of Allstate Corporation, an insurance company and Autodesk Inc., a design software company.

Anne Saunders

Anne Saunders, age 45, has served as a director since May 2006. Ms. Saunders has served as the Senior Vice President of Global Brand Strategy and Communications of Starbucks Coffee Company, a coffee retailer, since January 2006. Ms. Saunders previously served in the following positions at Starbucks Coffee Company: Senior Vice President of Marketing from June 2005 to January 2006, Vice President of Marketing Retail — North America from June 2004 to June 2005, Vice President of Starbucks Interactive from January 2002 to June 2004, and Vice President of Wireless Initiatives from August 2001 to January 2002. Prior to joining Starbucks, Ms. Saunders served as the Chairman, Chief Executive Officer and President of eSociety, a business-to-business e-commerce company. She previously held various executive positions at McCaw Communications/AT&T Wireless, a telecommunications company. Ms. Saunders holds a B.A. in Economics from Northwestern University and an M.B.A. from Fordham University.

Independence of The Board of Directors

As required under the NASDAQ Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Blue Nile, its senior management and its independent auditors, the Board of Directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Alice Taylor, W. Eric Carlborg, Joseph Jimenez, Brian McAndrews, Anne Saunders and Joanna Strober. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with Blue Nile. Mr. Vadon, Blue Nile’s Chief Executive Officer, and Ms. Irvine, Blue Nile’s President and Chief Financial Officer, are not independent directors by virtue of their employment with Blue Nile.

Meetings of the Board of Directors

The Board of Directors met five times during the fiscal year 2006. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2006, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director, Mary Alice Taylor, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile’s Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee, as applicable.

Information Regarding the Board of Directors and its Committees

In April 2004, our Board of Directors documented the governance practices followed by Blue Nile and its Board of Directors by adopting the Corporate Governance Policies of the Board of Directors (the “Governance Policies”). The Governance Policies provide the Board of Directors with the necessary authority to review and evaluate our business operations, as needed, and they are designed to facilitate the Board of Directors’ independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the Board of Directors will follow with respect to the selection of directors, the independence of the directors, meetings of the Board of Directors, committees of the Board of Directors and the responsibilities of the Board of Directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies of the Board of Directors, as well as the charters for each committee of the Board of Directors, may be viewed on Blue Nile’s website at www.bluenile.com in the corporate governance section of its investor relations page.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2006 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance

Mr. W. Eric Carlborg(1)	X	*
Ms. Diane Irvine
Mr. Joseph Jimenez(2)	X		X	*
Mr. Brian McAndrews			X		X
Ms. Anne Saunders			X
Ms. Joanna Strober	X				X
Ms. Mary Alice Taylor**(3)	X				X	*
Mr. Mark Vadon

Total meetings in fiscal year 2006	7		8		5

*	Committee Chairperson

**	Lead Independent Director

(1)	Mr. Carlborg was appointed Chair of the Audit Committee in February 2006. Ms. Taylor served as Chair prior to Mr. Carlborg.

(2)	Mr. Jimenez was appointed Chair of the Compensation Committee in May 2006, as of the date of our 2006 Annual Meeting. Augustus Tai, who elected not to stand for reelection at our 2006 Annual Meeting of Stockholders, served as Chair prior to Mr. Jimenez.

(3)	Ms. Taylor was appointed Chair of the Nominating and Corporate Governance Committee in May 2006, as of the date of our 2006 Annual Meeting. Ms. Strober served as Chair prior to Ms. Taylor.

Below is a description of each committee of the Board of Directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	determining and approving the engagement of the independent auditors;

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between the Company and any related persons;

•	conferring with management and the independent auditors regarding the effectiveness of the Company’s internal controls over financial reporting;

•	establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meeting to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Four directors comprise the Audit Committee: Mr. Carlborg, Mr. Jimenez, Ms. Strober and Ms. Taylor. The Audit Committee met seven times during fiscal year 2006. The Audit Committee has adopted a written charter that is available on Blue Nile’s website, www.bluenile.com in the corporate governance section of its investor relations page.

Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Carlborg qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. The Board of Directors made a qualitative assessment of Mr. Carlborg’s level of knowledge and experience based on a number of factors, including his formal education, experience, business acumen and independence.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2006 with management of Blue Nile. The Audit Committee has also discussed with Blue Nile’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Blue Nile’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as adopted by the PCAOB in Rule 3600T and has discussed with Blue Nile’s independent auditors the independent auditor’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Blue Nile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted,

W. Eric Carlborg, Chairman
Joseph Jimenez
Joanna Strober
Mary Alice Taylor

Date: April 23, 2007

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in Blue Nile’s proxy statement.

Three directors comprise the Compensation Committee: Mr. Jimenez, Mr. McAndrews and Ms. Saunders. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). In connection with Mr. McAndrews’s decision not to stand for reelection at the 2007 Annual Meeting, following the Annual Meeting, the Compensation Committee will be comprised of Mr. Jimenez and Ms. Saunders. The Compensation Committee met eight times during fiscal year 2006. The Compensation Committee has adopted a written Compensation Committee charter that is available on Blue Nile’s website, www.bluenile.com in the corporate governance section of its investor relations page.

The agenda for each Compensation Committee meeting is generally developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the President and Chief Financial Officer, and the General Counsel, as appropriate. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the Compensation Committee formed the Stock Award Committee, currently composed of Mr. Vadon and Ms. Irvine, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company within ranges determined by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.

Additional information about the Compensation Committee is set forth in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the Board of Directors for election to the Board of Directors;

•	reviewing and evaluating incumbent directors;

•	considering recommendations director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the Board of Directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommend changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the Board of Directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	developing and reviewing the Company’s corporate governance principles; and

•	overseeing the Company’s policies and practices regarding philanthropic activities.

Three directors comprise the Nominating and Corporate Governance Committee: Ms. Taylor, Mr. McAndrews and Ms. Strober. In connection with Mr. McAndrews’s decision not to stand for reelection at the 2007 Annual Meeting, following the Annual Meeting, the Nominating and Corporate Governance Committee will be comprised of Ms. Taylor and Ms. Strober. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met five times during fiscal year 2006. The Nominating and Corporate Governance Committee has adopted a written charter that is available on Blue Nile’s website, www.bluenile.com in the corporate governance section of its investor relations page.

Criteria for Nominees.  The Nominating and Corporate Governance Committee reviews the experience and characteristics appropriate for members of the Board of Directors and director nominees in light of the Board of Directors’ composition at the time and skills and expertise needed at the Board of Directors and committee levels. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the Board of Directors by majority vote.

To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director nominees. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider properly submitted director nominees recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Recommendations must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. No such recommendation of a nominee to the Nominating and Corporate Governance Committee shall be deemed to satisfy the nomination requirements set forth in our Bylaws.

Stockholder Communications With The Board Of Directors

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Code Of Ethics

The Company has adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics is available on the Blue Nile website at www.bluenile.com in the corporate governance section of its investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

Proposal 2

Ratification Of Selection Of Independent Auditors

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 30, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited our 2006 financial statements. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2006 by Deloitte & Touche, LLP and January 1, 2006, by PricewaterhouseCoopers LLP, our principal accountants for each of these fiscal years. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	December 31, 2006	January 1, 2006

Audit Fees(1)	$534,500	$517,336
Audit-related Fees(2)	—	14,500
Tax Fees(3)	10,000	51,416
All Other Fees(4)	—	2,320

Total Fees	$544,500	$585,572

(1)	Audit fees include services for verifying our consolidated financial statements, along with reviews of our interim financial information and our Forms 10-K and 10-Q. Audit fees also include fees related to the audit of our internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and the attestation of management’s report on the effectiveness of our internal control over financial reporting.

(2)	Audit related fees include services that are reasonably related to the performance of the audit or review of financial statements not included in “Audit Fees” above.

(3)	Tax fees in fiscal 2005 relate to 2004 federal and state tax return preparation and federal, state and foreign tax planning and consulting. Tax fees in fiscal 2006 relate to 2005 federal and state tax return preparation.

(4)	Other fees in fiscal year 2005 consist primarily of fees related to a subscription service.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditor. The policy generally provides for the pre-approval specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to and ratified by the full Audit Committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the Audit Committee in advance of rendering those services or approved by a delegate and subsequently ratified by the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Change In Independent Public Accountant

On April 4, 2006, the Audit Committee of the Board of Directors approved the appointment of Deloitte & Touche LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2006 in place of PricewaterhouseCoopers LLP.

In connection with the Company’s audits for the fiscal years ended January 2, 2005 and January 1, 2006, and in the subsequent period before PricewaterhouseCoopers LLP’s dismissal on April 4, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused PricewaterhouseCoopers LLP to report the disagreement if it had not been resolved to the satisfaction of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP’s reports on the financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. PricewaterhouseCoopers LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph is filed as an exhibit to the Company’s Current Report on Form 8-K dated April 4, 2006.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Security Ownership of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 13, 2007, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all executive officers, directors and nominees for director of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Morgan Stanley(2)	2,307,945	14.7%
1585 Broadway New York, NY 10036
FMR Corp.(3)	2,036,661	13.0%
82 Devonshire Street Boston, MA 02109
Baron Capital Group, Inc.(4)	1,735,400	11.0%
767 Fifth Avenue New York, NY 10153
M.A.M. Investments LTD.(5)	1,450,000	9.2%
Orion House, 5 Upper St. Martin’s Lane London, WC2H 9EA, United Kingdom
Capital Research and Management Company(6)	1,114,780	7.1%
333 South Hope Street Los Angeles, CA 90071
Maverick Capital, Ltd.(7)	921,663	5.9%
300 Crescent Court 18th Floor Dallas, TX 75201
Barclays Global Investors, NA(8)	918,636	5.8%
45 Fremont Street San Francisco, CA 94105
Zevenbergen Capital Investments LLC(9)	803,900	5.1%
601 Union Street, Suite 4600 Seattle, WA 98101-2323
Mark Vadon(10)	1,651,557	10.3%
Diane Irvine(11)	292,968	1.8%
Susan Bell(12)	74,114	*
Darrell Cavens(13)	70,665	*
Dwight Gaston(14)	70,106	*
Joseph Jimenez(15)	35,337	*
Mary Alice Taylor(16)	47,951	*
Joanna Strober(17)	14,453	*
Brian McAndrews(18)	17,913	*
W. Eric Carlborg(19)	19,666	*
Anne Saunders(20)	7,960	*
All executive officers and directors as a group (12 persons)(21)	2,334,389	14.0%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,708,124 shares outstanding on March 13, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 13, 2007 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage.

(2)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley has sole voting power with respect to 2,154,295 shares and sole dispositive power with respect to 2,307,945 shares and Morgan Stanley Investment Management, Inc. has sole voting power with respect to 2,084,173 shares and sole dispositive power with respect to 2,190,823 shares.

(3)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of FMR Corp. and Edward C. Johnson 3d. FMR Corp. has sole voting power with respect to 166,600 shares and sole dispositive power with respect to 2,036,661 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,870,061 shares as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and its funds each has sole dispositive power with respect to 1,870,061 shares.

(4)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”), Baron Growth Fund (“BGF”), and Ronald Baron. According to the report, BCG has beneficial ownership over 1,735,400 shares, BAMCO has beneficial ownership over 1,636,500 shares, BCM has beneficial ownership over 98,900 shares, BGF has beneficial ownership over 875,00 shares and Ronald Baron has beneficial ownership over 1,735,400 shares. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. BCG, BCM and Ronald Baron each have sole voting power respect to 50,000 shares. BCG, BAMCO, BCM, BGF and Ronald Baron each share voting power with respect to 1,603,400, 1,556,500, 46,900, 875,000 and 1,603,400 shares, respectively. BCG, BCM and Ronald Baron each have sole dispositive power with respect to 50,000 shares. BCG, BAMCO, BCM, BGF and Ronald Baron each have shares dispositive power with respect to 1,685,400, 1,636,500, 48,900, 875,000 and 1,685,400 shares, respectively.

(5)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of M.A.M. Investments Ltd. (“M.A.M.”), Marathon Asset Management (Services”) Ltd. (“Marathon Ltd.”), Marathon Asset Management LLP (“Marathon LLP”), William James Arah (“Arah”), Jeremy John Holking (“Holking”) and Neil Mark Ostrer (“Ostrer”). According to the report, M.A.M., Marathon Ltd., Marathon LLP, MAM Services, MAM LLP, Arah, Holking and Ostrer each has shared voting power with respect to 1,082,700 shares and shared dispositive power with respect to 1,450,000 shares. Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of M.A.M and as such shares with M.A.M. the voting and dispositive power as to all shares beneficially owned by Marathon Ltd. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and executive committee members of Marathon LLP.

(6)	This information is as of December 29, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Capital Research and Management Company and SMALLCAP World Fund, Inc. According to the report, Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 1,114,780 shares and SMALLCAP World Fund, Inc., an investment Company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 910,375 shares. Capital Research and Management Company has sole voting and dispositive power over 1,114,780 shares. SMALLCAP World Fund, Inc. does not have voting or dispositive powers with respect to any of the shares that it beneficially owns.

(7)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Maverick Capital, Ltd., Maverick Capital Management, LLC and Lee S. Ainslie III. According to the report, Maverick Capital, Ltd., Maverick Capital Management, LLC and Mr. Ainslie each has sole voting and dispositive power over 921,663 shares. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.

(8)	This information is as of December 31, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, LTD. (“Barclays LTD.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust and Banking”) and Barclays Global Investors Japan Limited (“Barclays Investors Limited”). According to the report, Barclays Investors, Barclays Advisors, and Barclays LTD each has sole voting power with respect to 883,173, 394,098, 8,882 shares, respectively and Barclays Advisors, Barclays Investors and Barclays LTD each has sole dispositive power with respect to 918,636, 394,098 and 8,882 shares respectively. Barclays Japan Trust and Banking and Barclays Japan Limited do not have voting or dispositive power with respect to the shares that they beneficially own.

(9)	This information is as of December 29, 2006 and is based solely on information reported on a Schedule 13G filed on behalf of Zevenbergen Capital Investments LLC. According to the report, Zevenbergen Capital Investments LLC has sole voting power with respect to 277,300 shares and sole dispositive power with respect to 803,900 shares.

(10)	Includes 390,416 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(11)	Includes 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Laura Anne Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of David Douglas Irvine under the Washington Uniform Gift to Minors Act, 1,160 shares held by Douglas Royan Irvine as Custodian for the benefit of Jessica Leigh Irvine under the Washington Uniform Gift to Minors Act and 198,886 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(12)	Includes 69,056 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(13)	Includes 66,465 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(14)	Includes 2,691 shares held by Mr. Gaston’s spouse and 56,115 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(15)	Includes 29,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(16)	Includes 43,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(17)	Includes 11,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(18)	Includes 15,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(19)	Includes 18,666 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(20)	Includes 7,333 shares of common stock issuable upon the exercise of options that are exercisable within 60 days after March 13, 2007.

(21)	Includes shares held by Mr. Vadon, Ms. Irvine, Ms. Bell, Mr. Cavens and Mr. Gaston and the shares described in notes (15) through (20) above, 7,200 shares held by our executive officers who are not named executive officers and 24,499 shares issuable pursuant to options held by executive officers who are not named executive officers that are exercisable within 60 days after March 13, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Compensation of Directors

Non-Employee Director Compensation

Only non-employee directors are compensated for serving as directors of the Company. Our compensation policy for non-employee directors is established by the Board of Directors upon recommendation by our Compensation Committee and is designed to attract and retain the services of experienced executives with complementary skill sets, and to align the interests of our directors with that of our stockholders. We target total compensation for non-employee directors at the 50th percentile of companies that we deem to be in our peer group, including both companies with a similar market capitalization and certain electronic commerce companies. Compensation for non-employee directors is comprised of cash and equity. After a review of peer companies in June 2006, the Compensation Committee concluded that the cash component of total compensation for non-employee directors was significantly below market. Based on this conclusion, changes were made to increase the cash component of non-employee director compensation and to reduce the equity component, in order to bring the mix between cash and equity more in line with peer companies. With these changes, we believe that total compensation to our non-employee directors is in line with our objective of compensating at the 50th percentile of peer companies.

Cash Compensation.  In June 2006, upon recommendation by our Compensation Committee, our Board of Directors made the following changes to the cash component of our compensation package for non-employee directors effective June 19, 2006:

	Prior to June 19, 2006		Current
Annual Cash Compensation	($)		($)

Annual Retainer(1)	10,000		30,000
Fee for Committee Service	1,000	(2)	3,000	(3)
Audit Committee Chair Fee	1,000		2,000

(1)	The annual retainer is paid in quarterly installments. At the discretion of our Board of Directors, directors may be permitted to forego all or a portion of their annual retainer for service on the Board of Directors in exchange for a grant or grants of restricted stock under our 2004 Equity Incentive Plan having a fair market value equal to the amount of foregone cash compensation. The fair market value of the amount of foregone cash is determined based on the closing price of our common stock on the second day following our quarterly public announcement of our financial earnings. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market’s collective view of our financial results and performance.

(2)	Annual fee per committee.

(3)	Annual fee for service on all committees.

Equity Compensation.  Non-employee directors are eligible for grants pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. In connection with the changes to director compensation adopted in June 2006 and to ensure that total compensation to non-employee directors did not change substantially, the Compensation Committee recommended a reduction to the equity portion of our non-employee director compensation to offset the increase in cash compensation and to bring the mix between cash and equity more in line with peer companies, as described above. In June 2006, upon recommendation by our Compensation Committee, the Board of Directors amended the Directors’ Plan, effective July 1, 2006, to provide for the following changes to the equity component of our compensation package for non-employee directors:

	Prior to July 1, 2006	Current
Equity Compensation	($)	($)

Initial Option Grant(1)	20,000	11,250
Annual Option Grant(2)	4,000	2,250
Option Grant Upon Full Vesting of Initial Option Grant(3)	16,000	9,000

(1)	Each director receives an initial option grant upon joining the Board of Directors. The initial grant vests monthly with respect to 1/30th of the shares subject to the grant for the first 12 months following the date of grant and 1/60th of the shares subject to the grant for the subsequent 36 months. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. Upon joining our Board of Directors at our 2006 Annual Meeting of stockholders on May 23, 2006, we awarded Ms. Saunders an option to purchase 20,000 shares of our common stock. The exercise price of this initial grant is $30.62, which was the closing price of our common stock on the day prior to the grant.

(2)	Each non-employee director receives an annual option grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests monthly from the date of the grant for one year. These option grants cease vesting as of the date a non-employee director no longer serves on the Board of Directors. On May 24, 2006, the day following our 2006 Annual Meeting of stockholders, we awarded each of Mr. Carlborg, Mr. Jimenez, Mr. McAndrews, Ms. Strober and Ms. Taylor an option to purchase 4,000 shares of our common stock. The exercise price of the 2006 annual grant is $30.18, which was the closing price of our common stock on the day prior to the grant date.

(3)	Each non-employee director receives an option grant upon full vesting of the initial stock option grant. This grant vests monthly from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our Board of Directors. We did not award any such option grants in 2006.

2006 Compensation for Non-Employee Directors.  The following table summarizes the compensation paid by us to our non-employee directors during the fiscal year ended December 31, 2006.

2006 Director Compensation Table

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)

W. Eric Carlborg(4)	23,250	—	108,992	132,242
Joseph Jimenez(5)	2,567	19,933	65,344	87,844
Brian McAndrews(6)	2,567	19,933	65,344	87,844
Anne Saunders(7)	1,520	14,980	55,817	72,317
Joanna Strober(8)	2,567	19,933	65,344	87,844
Augustus Tai(9)	5,500	—	24,411	29,911
Mary Alice Taylor(10)	2,817	19,933	65,344	88,094

(1)	Includes the annual cash retainer and fees for serving on a committee.

(2)	Mr. Jimenez, Mr. McAndrews, Ms. Saunders, Ms. Strober and Ms. Taylor each elected to receive their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The fair market value of the amount of foregone cash compensation for each quarterly installment is determined based on the closing price of our common stock on the second day following our quarterly public announcement of our financial earnings.

(3)	The amounts included in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors in 2006 as well as in prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 1 of our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. See the Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(4)	Mr. Carlborg was granted an option to purchase 4,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $45,389. As of December 31, 2006, Mr. Carlborg held a total of 1,000 shares of common stock and options to purchase 26,000 shares of common stock.

(5)	Mr. Jimenez was granted an option to purchase 4,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $45,389. As of December 31, 2006, Mr. Jimenez held a total of 5,671 shares of common stock and options to purchase 34,000 shares of common stock.

(6)	Mr. McAndrews was granted an option to purchase 4,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $45,389. As of December 31, 2006, Mr. McAndrews held a total of 2,060 shares of common stock and options to purchase 28,000 shares of common stock.

(7)	Ms. Saunders was granted an option to purchase 20,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $230,740. As of December 31, 2006, Ms. Saunders held a total of 440 shares of common stock and options to purchase 20,000 shares of common stock.

(8)	Ms. Strober was granted an option to purchase 4,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards

No. 123R, of $45,389. As of December 31, 2006, Ms. Strober held a total of 2,600 shares of common stock and options to purchase 16,000 shares of common stock.

(9)	Mr. Tai elected not to stand for re-election at our 2006 Annual Meeting of Stockholders.

(10)	Ms. Taylor was granted an option to purchase 4,000 shares of common stock in fiscal year 2006 with a grant date fair value, computed in accordance with Statement of Financial Accounting Standards No. 123R, of $45,389. As of December 31, 2006, Ms. Taylor held a total of 4,098 shares of common stock and options to purchase 48,000 shares of common stock.

Change of Control.  In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of options granted to non-employee directors under our 1999 Equity Incentive Plan and all options granted under our Directors’ Plan will accelerate in full for the directors who are then providing services to us or our affiliates.

Executive Officers

Set forth below is information regarding our executive officers as of March 13, 2007.

Name	Age	Position

Mark Vadon	37	Chairman and Chief Executive Officer
Diane Irvine	48	President, Chief Financial Officer and Director
Susan Bell	49	Senior Vice President
Darrell Cavens	34	Senior Vice President
Dwight Gaston	38	Senior Vice President
Terri Maupin	45	Vice President of Finance, Controller and Corporate Secretary

Mark Vadon co-founded Blue Nile and has served as Chairman of the Board of Directors and Chief Executive Officer since the Company’s inception, in March 1999. From March 1999 to February 2007, Mr. Vadon was also Blue Nile’s President. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. Mr. Vadon holds a B.A. in Social Studies from Harvard University and an M.B.A. from Stanford University.

Diane Irvine has served as Blue Nile’s President since February 2007, its Chief Financial Officer since December 1999 and as a director since May 2001. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers and Lybrand LLP, an accounting firm. Ms. Irvine serves on the Board of Directors of Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

Susan Bell has served as Blue Nile’s Senior Vice President since June 2005. Ms. Bell has held executive level positions in both marketing and merchandising since she joined Blue Nile in September 2001. From October 2000 to February 2001, Ms. Bell served as Vice President of Merchandising and Marketing for The Body Shop Digital, an e-commerce company. From July 1984 to July 2000, Ms. Bell served in various capacities at Eddie Bauer, Inc., a clothing and merchandise retail company, most recently as Vice President and General Merchandising Manager. Ms. Bell holds a B.A. in Business Administration from San Francisco State University.

Darrell Cavens has served as Blue Nile’s Senior Vice President since June 2005. Mr. Cavens served as Vice President of Development from October 2003 through June 2005, and as Blue Nile’s Chief Technology Officer from November 2000 to June 2005. From September 1999 to November 2000, Mr. Cavens served as Blue Nile’s Director of Technology. From April 1996 to September 1999, Mr. Cavens worked as Staff Engineer within the Advanced Development team at Starwave Corporation, an Internet development company. Mr. Cavens attended the University of Victoria in Canada from 1990 to 1994.

Dwight Gaston has served as Blue Nile’s Senior Vice President since September 2005. From July 2003 to March 2005, Mr. Gaston served as Vice President of Operations, and from May 1999 to July 2003, Mr. Gaston served as Blue Nile’s Director of Fulfillment Operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

Terri Maupin has served as Blue Nile’s Vice President of Finance and Controller since July 2004 and as Corporate Secretary since October 2004. From September 2003 to July 2004, Ms. Maupin served as Blue Nile’s Controller. From February 2001 to September 2003, Ms. Maupin served as the Staff Vice President of Finance and Controller at Alaska Air Group, Inc., the parent company of airline companies Alaska Airlines, Inc. and Horizon Air Industries, Inc., and Staff Vice President of Finance and Controller at Alaska Airlines, Inc. From September 1994 through January 2001, Ms. Maupin served in various capacities at Nordstrom, Inc., a clothing and merchandise retail company, most recently as Director of Financial Reporting. Ms. Maupin holds a B.A. in Accounting from Western Washington University.

Compensation of Executive Officers

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions.

Compensation Philosophy

Our Compensation Committee is responsible for establishing and administering our executive compensation package. Our compensation package is designed to:

•	attract, retain and reward executives whose knowledge, skills, experience and performance help us to achieve our business goals and objectives; and

•	align the interests of our executives with our stockholders.

Our executive compensation package has three primary components — base salary, a yearly cash incentive bonus, and annual stock option awards. In addition, we provide our executives with benefits that are generally available to our full-time salaried employees.

The Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. The committee meets outside the presence of all of our executive officers, except Mr. Vadon, our Chief Executive Officer, and Ms. Irvine, our President and Chief Financial Officer, collectively the Designated Compensation Officers, to formulate recommendations on matters of compensation philosophy, plan design, and specific compensation recommendations for executive officers other than the Designated Compensation Officers. The Designated Officers provide the Compensation Committee with a performance assessment and compensation recommendations for each of our other executive officers. Our Chief Executive Officer provides the Compensation Committee with these assessments and recommendations with respect to our President and Chief Financial Officer. The Compensation Committee meets outside the presence of all officers when considering the appropriate compensation for the Chief Executive Officer. The Designated Officers generally attend meetings of our Compensation Committee but are not present for executive sessions, or, as described above, discussions regarding their own compensation. Our Compensation Committee typically reviews base salary and yearly cash incentive bonuses in the first quarter of our fiscal year and grants annual stock option awards in the second or third quarter of our fiscal year.

Benchmarking

To attract and retain executives, we strive to provide a total compensation package that is competitive with compensation provided by companies that we compete with for executive talent. To assist in its review of the key elements of executive compensation, the Compensation Committee engaged Ascend Consulting, an independent compensation consultant, in 2005. The consultant analyzed commercially available survey data of executive compensation, by position, by related industries and by geographic region. On the basis of that analysis, the consultant provided the Compensation Committee with market total compensation data for the 25th, 50th and 75th percentiles of the market data reviewed. In considering the 2006 compensation of Mr. Vadon and Ms. Irvine, the Compensation Committee also considered the publicly available compensation information for a peer group of small to mid-cap electronic commerce and internet companies determined jointly by the Compensation Committee and the Designated Officers for purposes of determining whether specific compensation components determined on the basis of market data reviewed in 2005 appropriately reflected current market trends as well as trends within the Company’s more narrowly defined industry. The Compensation Committee uses the general market and peer group data it reviews primarily to ensure that the executive compensation program as a whole is competitive, and above the median of comparative pay at comparable organizations. The Compensation Committee believes that designing a compensation program that pays above the median is important in order to hire and retain the executive talent required to drive and deliver the Company’s financial objectives. An individual’s executive compensation, however, is significantly influenced by individual and Company performance. The Compensation Committee intends to retain the services of third party executive compensation specialists from time to time, as the committee sees fit, in connection with the establishment of policies related to our components of compensation.

Compensation Components

The three main components of our executive compensation include base salary, a yearly cash incentive bonus, and stock option awards under our 2004 Equity Incentive Plan. The Compensation Committee believes that the total compensation package provided through these components balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives discussed above. While the Compensation Committee reviews market data of peer companies as a guideline for allocating among the three main components of executive compensation, it generally believes that a significant component of executive compensation should be performance based. In addition, the Compensation Committee believes that relative to other employees, executives should have a greater proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results.

Base Salary.  Typically, our Compensation Committee reviews base salaries annually. Generally, we believe that executive base salaries should be near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies as measured by market and peer group data reviewed by the Compensation Committee. We believe maintaining market competitive salaries helps us to attract and retain executive talent. In determining whether to increase or decrease the base salary paid to an executive, including changes made to base salaries in fiscal year 2006, we take into account changes (if any) in the market pay levels, the contributions made by the executive, the performance of the executive, the increase or decrease in responsibilities and roles of the executive, the business needs for the executive, and the compensation of other executive officers within the Company with similar responsibilities. The base salaries paid to our named executive officers in 2006 are set forth below in the Summary Compensation Table.

Yearly Cash Incentive Bonus.  All executive officers, including our named executive officers, are eligible for participation in our yearly cash incentive bonus program. We believe this program further motivates our executive officers to achieve annual financial and other performance objectives and rewards them for their achievements when those objectives are met. The bonus target amounts for each executive are based on the executive’s responsibilities, level within the organization and market data from our peer group. Generally, the Compensation Committee believes that total cash compensation (base salary and yearly cash incentive bonus) paid to executives should be near the median of the range of cash compensation paid to executives in similar positions and with similar responsibilities at comparable companies. The amount of the cash bonus actually awarded to the executive depends on the level of achievement of the stated Company and individual performance goals, with the target bonus generally set as a percentage of base salary. The Compensation Committee has authority over our yearly cash incentive program, eligibility for participation in the program, and bonus amounts awarded to executives.

For fiscal year 2006, the Compensation Committee reviewed our objectives and goals for Adjusted EBITDA (net income before other income, net, income taxes, depreciation, amortization and stock-based compensation expense) in determining an aggregate target bonus pool for our executive officers. The Compensation Committee chose Adjusted EBITDA as a measure to determine our target pool to reward executives for cash profitability. A target bonus for each named executive officer was established under the plan and ranged from 29% to 75% of each named executive’s base salary that in the aggregate was substantially equivalent to the target bonus pool. Each named executive officer is eligible to receive up to a maximum of 200% of his/her individual target bonus depending upon the achievement of certain performance objectives, including financial objectives of the Company, such as revenue growth, net income and non-GAAP free cash flow generation and individual performance objectives, established based on the Compensation Committee’s key initiatives for the named executive officer within his/her area of responsibility. The Adjusted EBITDA and individual goals established for each of our named executive officers are established to be consistent with our pay for performance philosophy.

In determining the 2006 bonus awards, the Compensation Committee first reviewed our actual 2006 performance against our pre-established Adjusted EBITDA target. In addition, in accordance with the terms of the bonus plan, the Compensation Committee reviewed each named executive officer’s actual 2006 performance against: (i) other pre-established financial objectives, such as revenue growth, net income, and free cash flow generation, and (ii) pre-established individual performance objectives based on the named executive officer’s roles and responsibilities within the Company. The 2006 individual bonus target for Mark Vadon, our Chief Executive Officer, was $289,000, which was 75% of his 2006 base salary. The individual bonus targets for the other named executive officers ranged from 29% to 62% of the executive officer’s 2006 base salary. Under the terms of the 2006 bonus plan, the Compensation Committee has the authority to award the executive officers with bonus amounts ranging from 0% to 200% based on its assessment of the achievement of the individual’s performance against the other pre-established financial and personal objectives. Following its assessment of individual and corporate performance, the Compensation Committee awarded bonuses to our named executive officers ranging from 100% to 110% of their individual target bonuses for 2006. The specific bonus awards for each named executive officer is set forth in the Summary Compensation Table below.

Stock Option Awards.  The Compensation Committee believes in the importance of equity ownership for all executive officers to incent, retain and align executive interests with stockholders. Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. Currently, our equity incentive compensation for all executives is exclusively in the form of options to acquire our common stock. The exercise price of our stock option awards is equal to the latest known closing price of our common stock on the date the grant is approved by our Compensation Committee. Our policy is to make grants in open windows under our internal trading policy to provide for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market’s collective view of our results and performance. Executives receive value from these grants only if the value of our common stock appreciates over the long-term. In general, the stock option awards granted to executive officers vest over a 4-year period as follows: 1/4th of the shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter. We believe this vesting period properly relates the value of this compensation component to the long-term success of the Company and the individual. While our 2004 Plan allows for other forms of equity compensation, the Compensation Committee and management currently believe that stock options are the appropriate vehicle to provide long-term incentive compensation to our executive officers.

In determining the size of stock option grants to executive officers, including named executive officers, the Compensation Committee considers the value of total compensation for comparable positions at peer companies and factors such as the recipient’s level of responsibility, individual and Company performance, and the individual’s anticipated level of future contributions to the Company’s success. Consistent with the Compensation Committee’s focus on aligning executive interest with those of our stockholders, the

Compensation Committee generally believes that total equity compensation should be at or above market of total equity compensation paid to executives in similar positions with similar responsibilities at comparable companies as measured by market and peer group data reviewed by our Compensation Committee. We do not have any program, plan or obligation that requires us to annually grant equity compensation to any executives. The authority to make equity grants to executive officers rests with our Compensation Committee. The grant date of the annual stock option award is based on the date the Compensation Committee approves the award.

In fiscal year 2006, the named executive officers were granted options to purchase between 30,000 and 200,000 shares of Blue Nile’s common stock, which ranged from 5.5 percent to 36.7 percent of the total options granted to Company employees. The Compensation Committee issued the executive officers a larger than historical grant based on its review of the equity holdings of the executive officers with the intent to facilitate retention of executive officers and to further align the interests of the executive officers with that of our stockholders. The amount of stock options awarded to our named executive officers in fiscal year 2006 are set forth below in the Summary Compensation Table.

Tax Treatment of Compensation

We review compensation plans in light of applicable tax provisions, including Section 162(m). Section 162(m) of the Internal Revenue Code generally limits our deduction for federal income tax purposes to no more than $1 million of compensation paid to each of the named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code. To date, the compensation paid to any of our executive officers in a taxable year that was subject to the deduction limit has not exceeded $1 million. Therefore, our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our named executive officers shall be designed to qualify as “performance-based compensation.” Our Compensation Committee intends to design plans or agreements that provide for compensation that qualifies as “performance-based” under Section 162(m) in the future to the extent consistent with our best interests and overall compensation goals.

Health and Welfare Benefits

All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. Pursuant to the terms of Sue Bell’s offer letter we agreed to pay half of the cost of extending healthcare and dental benefits to her spouse and dependents. In 2006, we paid an additional $1,596 for medical and dental insurance premiums for her spouse and dependents above the amount paid to employees under our health and dental benefits program.

Retirement Savings Opportunity.

All employees, including our named executive officers, may participate in our tax-qualified 401(k) defined contribution retirement savings plan, or 401(k) Plan. Each employee may make before tax contributions of their base salary up to the current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. All contributions to the 401(k) Plan are made in cash and are invested in funds as directed by the participant, with the participant being able to select from a variety of funds. We do not offer participants the opportunity to invest in shares of our stock through the 401(k) Plan. In 2006, we matched fifty percent of the amount contributed by each employee up to four percent of such employee’s annual base salary. Our 2006 contribution has a four year vesting period whereby twenty-five percent of such contribution vests annually.

Perquisites

All employees, including the executive officers, receive an annual transportation allowance of $720. Additionally, all employees are eligible for an employee discount on certain Company products.

The following table sets forth compensation earned by our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers (“named executive officers”) for the year ended December 31, 2006.

2006 Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other	Total
		Salary	Bonus (1)	Awards (2)	Compensation (3)	Compensation (4)	Compensation (5)
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Mark Vadon Chairman and Chief Executive Officer	2006	385,000	—	1,435,719	289,000	5,120	2,114,839
Diane Irvine President, Chief Financial Officer and Director	2006	300,000	—	623,540	186,000	5,120	1,114,660
Susan Bell Senior Vice President	2006	210,000	—	156,622	60,000	6,639	433,261
Darrell Cavens Senior Vice President	2006	200,000	—	214,097	77,000	5,001	496,098
Dwight Gaston Senior Vice President	2006	200,000	—	182,529	70,000	4,901	457,430

(1)	2006 bonus amounts were made under our executive bonus plan and are included in the “Non-Equity Incentive Plan Compensation” column.

(2)	The amounts included in the “Option Awards” column represent the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers, in 2006 as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 1 of our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. See the Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Non-Equity Incentive Plan Compensation includes annual incentive cash bonuses based on the achievement of financial and other performance objectives. See the Grants of Plan Based Awards Table below.

(4)	Additional information is provided in the All Other Compensation Table below.

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

All Other Compensation Table

		401(k)
		Matching	Transportation	Insurance		All Other
		Contributions(1)	Allowance	Premium		Compensation
Name and Principal Position	Year	($)	($)	($)		($)

Mark Vadon	2006	4,400	720			5,120
Chairman and Chief Executive Officer
Diane Irvine	2006	4,400	720	—		5,120
President, Chief Financial Officer and Director
Susan Bell	2006	4,323	720	1,596	(2)	6,639
Senior Vice President
Darrell Cavens	2006	4,281	720	—		5,001
Senior Vice President
Dwight Gaston	2006	4,181	720	—		4,901
Senior Vice President

(1)	The matching contribution by the Company for the 401(k) plan has a four year vesting period whereby 25% of such contribution vests annually.

(2)	Represents the amount of annual health and dental insurance premiums paid on behalf of the Sue Bell’s spouse and dependents above the amount paid to employees under our health and dental benefits program.

The following table supplements the “Summary Compensation Table” by providing additional information about plan-based compensation earned by our named executive officers for the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards Table

					All Other
					Option	Exercise
					Awards:	or Base	Grant Date
		Estimated Possible Payouts Under Non-			Number of	Price of	Fair Value
		Equity Incentive Plan Awards(1)			Securities	Option	of Stock
	Option	Threshold	Target(3)	Maximum(4)	Underlying	Awards(5)	and Option(6)
Name	Grant Date(2)	($)	($)	($)	Options (#)	($/Sh)	Awards ($)

Mark Vadon	06/01/06				200,000	31.26	2,360,600
Chairman and Chief Executive Officer		0	289,000	578,000
Diane Irvine	06/01/06				100,000	31.26	1,180,300
President, Chief Financial Officer & Director		0	186,000	372,000
Susan Bell	06/01/06				30,000	31.26	354,090
Senior Vice President		0	60,000	120,000
Darrell Cavens	06/01/06				30,000	31.26	354,090
Senior Vice President		0	77,000	140,000
Dwight Gaston	06/01/06				30,000	31.26	354,090
Senior Vice President		0	70,000	140,000

(1)	In determining the 2006 bonus awards for each of the named executive officers, the Compensation Committee reviewed our actual 2006 performance against our pre-established: (1) Adjusted EBITDA (net income before other income, net, income taxes, depreciation, amortization and stock-based compensation expense) targets, (2) other financial objectives and (3) individual performance objectives.

(2)	The options vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter.

(3)	This column sets forth the target amount of each named executive officer’s cash incentive bonus for 2006 as established by the Compensation Committee. The amount of bonus actually paid under the plan is reflected in the Summary Compensation Table above.

(4)	Each named executive officer was entitled to receive up to a maximum of 200% of the target bonus depending upon the achievement of certain financial and individual performance objectives.

(5)	The exercise price is the last closing price of our common stock known by the Compensation Committee on the date of grant.

(6)	The amounts included in the “Fair Value of Awards” column represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

Pension Plans and Deferred Compensation Plans

We do not maintain any non-qualified deferred compensation plans, defined benefit pension plans or supplemental retirement plans for our executive officers.

Employment Agreements

Each of the Company’s named executives, except for Mr. Vadon, has signed offer letters. These offer letters provide that the executive is an at-will employee. These offer letters also provide the executive’s initial salary and an initial stock option grant, as well as other customary benefits and terms available to all full-time salaried employees. Pursuant to the terms of Sue Bell’s offer letter, we are required to pay half of the cost of extending healthcare and dental benefits to her spouse and dependents. Each executive officer has entered into a non-competition/non-solicitation agreement pursuant to which each officer has agreed not to compete with us or to solicit any of our customers or employees for a period of one year following termination.

Severance and Change of Control Agreements

Other than with respect to the acceleration of options upon termination following a change of control event as described below, no executive officer is entitled to either equity vesting acceleration or cash severance payments.

2003 Stock Option Awards.  In 2003, Mr. Vadon and Ms. Irvine were granted options to purchase an aggregate of 100,000 and 40,000 shares of our common stock, respectively, under our 1999 Equity Incentive Plan. These option grants to Mr. Vadon and Ms. Irvine are subject to accelerated vesting, if, within 12 months following a change of control the executive:

•	is terminated without cause;

•	voluntarily terminates continuous service following a material reduction in such employee’s responsibilities and duties without cause; or

•	voluntarily terminates continuous service following a relocation of the principal place where such employee’s responsibilities and duties are performed outside of a specified radius.

For purposes of these benefits, a change of control is defined as: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation, merger or reverse merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (iii) any transaction or series of transactions in which in excess of fifty percent of the Company’s voting power is transferred, then any surviving corporation nor acquiring corporation shall assume any stock awards outstanding under the 1999 Equity Incentive Plan or shall substitute similar stock awards for those outstanding under the 1999 Equity Incentive Plan. Assuming full acceleration of the 2003 stock option awards to Mr. Vadon and Ms. Irvine on December 31, 2006, $469,009

and $187,638 are the value of the unvested and accelerated stock options to Mr. Vadon and Ms. Irvine, respectively. The value of the unvested shares underlying the 2003 stock option awards to Mr. Vadon and Ms. Irvine were calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006 (the last trading day prior to our fiscal year-end).

2004 Equity Incentive Plan.  We issue option grants to executive officers under our 2004 Equity Incentive Plan. Under the 2004 Equity Incentive Plan, in the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for options granted under the 2004 Equity Incentive Plan, the vesting and exercisability of each option granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with the Company or any of the Company’s affiliates has not terminated and such options will be terminated if not exercised prior to the effective date of such corporate transaction. Assuming full acceleration of all stock options awarded to our named executive officers under our 2004 Equity Incentive Plan on December 31, 2006, $1,948,510, $911,638, $259,048, $292,942 and $278,428 represents the value of the unvested and accelerated options to Mr. Vadon, Ms. Irvine, Ms. Bell, Mr. Cavens and Mr. Gaston, respectively. This value was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006 (the last trading day prior to our fiscal year-end).

1999 Equity Incentive Plan.  Prior to the adoption of our 2004 Equity Incentive Plan, we granted options under our 1999 Equity Incentive Plan. Pursuant to the terms of the 1999 Equity Incentive Plan, in the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, if the surviving or acquiring entity does not assume or substitute the stock options, the vesting of each option issued under the 1999 Equity Incentive Plan will accelerate in full and the option will terminate if not exercised prior to the consummation of the transaction, and under the 1999 Equity Incentive Plan, if the surviving or acquiring entity assumes or substitutes the stock options, the vesting on each option shall accelerate as follows:

•	any portion of each stock option that is not subject to monthly vesting, but is subject to vesting based on the expiration of a one year period will be treated as if the award had vested ratably on a monthly basis from the vesting commencement date; and

•	the lesser of (i) twelve and one-half percent of all shares subject to such stock grant, or (ii) an amount equal to the remaining unvested shares, will vest upon the closing of such corporate transaction.

Additionally, under the 1999 Equity Incentive Plan, if any person or entity, or group thereof acting together, acquires shares representing at least 50% of the voting power entitled to vote in the election of the Company’s directors, other than in certain corporate transactions, the vesting of each option granted under the 1999 Equity Incentive Plan will accelerate in full for those whose service with the Company or any of the Company’s affiliates has not terminated. Assuming full acceleration of all stock options awarded to our named executive officers under our 1999 Equity Incentive Plan on December 31, 2006, $469,009, 187,638, $28,140, $75,049 and $230,619 represents the value of the unvested and accelerated options to Mr. Vadon, Ms. Irvine, Ms. Bell, Mr. Cavens and Mr. Gaston, respectively. This value was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006 (the last trading day prior to our fiscal year-end).

Stock Options Outstanding And Exercises

We grant options to executive officers under our 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted options to our executive officers under our 1999 Equity Incentive Plan. As of March 13, 2007, (i) options to purchase a total of 1,330,706 shares were outstanding under the 2004 Equity Incentive Plan and options to purchase 3,844,798 shares remained available for grant under the 2004 Equity Incentive Plan; and (ii) options to purchase a total of 707,937 shares were outstanding under the 1999 Equity Incentive Plan and options to purchase 0 shares remained available for grant under the 1999 Equity Incentive Plan. We have never granted any stock appreciation rights.

The following table provides information regarding each unexercised stock option held by each of the named executive officers as of December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option Exercise	Option
	Options (#)	Options(1) (#)	Price(2)	Expiration
Name	Exercisable	Unexercisable	($)	Date

Mark Vadon	130,000	—	0.275	2/25/2012
Chairman and Chief Executive Officer	83,333	16,667	8.75	10/9/2013
	105,000	75,000	30.00	7/27/2014
	39,000	78,000	32.97	8/30/2015
	—	200,000	31.26	5/31/2016
Diane Irvine	93,055	—	0.25	2/25/2012
President, Chief Financial Officer	33,332	6,668	8.75	10/9/2013
and Director	37,916	27,084	30.00	7/27/2014
	20,666	41,334	32.97	8/30/2015
	—	100,000	31.26	5/31/2016
Susan Bell	63,140	—	0.25	10/4/2011
Senior Vice President	10,000	—	0.25	10/15/2012
	5,000	1,000	8.75	10/9/2013
	2,916	2,084	30.00	7/27/2014
	9,666	19,334	32.97	8/30/2015
	—	30,000	31.26	5/31/2016
Darrell Cavens	29,200	—	0.25	2/25/2012
Senior Vice President	4,800	—	0.25	10/15/2012
	13,333	2,667	8.75	10/9/2013
	14,583	10,417	30.00	7/27/2014
	6,666	13,334	32.97	8/30/2015
	—	30,000	31.26	5/31/2016
Dwight Gaston	500	—	0.50	6/26/2009
Senior Vice President	11,200	—	0.25	2/25/2012
	4,600	200	0.25	10/15/2012
	19,265	7,935	8.75	10/9/2013
	8,250	9,750	30.00	7/27/2014
	6,250	13,750	33.81	9/8/2015
	—	30,000	31.26	5/31/2016

(1)	The options expiring in 2009, 2011, 2013, 2014, 2015 and 2016 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Options expiring on 10/15/2012 also vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Options expiring on 2/25/2012 were granted in connection with an option cancellation and regrant program. Pursuant to this program, the vesting date of the options expiring on 2/25/2012 are tied to the initial grant date of the options. Each of the options expiring in 2012, 2011 and 2009 are fully vested.

The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date

05/31/2016	06/01/2010
09/08/2015	09/09/2009
08/30/2015	08/26/2009
07/27/2014	08/26/2008
10/09/2013	08/26/2007

All options expiring in 2012, 2011 and 2009 are fully vested.

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2006 and the aggregate dollar amount realized by the named executive officer upon exercise of the option.

Option Exercises And Stock Vested Table

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
	Exercise(1)	Exercise
Name	(#)	($)

Mark Vadon	—	—
Chairman and Chief Executive Officer
Diane Irvine	—	—
President, Chief Financial Officer and Director
Susan Bell	—	—
Senior Vice President
Darrell Cavens	37,600	1,254,236
Senior Vice President
Dwight Gaston	—	—
Senior Vice President

(1)	Exercised and sold pursuant to a pre-established Rule 10b5-1 Plan.

Equity Compensation Plan Information

Blue Nile currently maintains four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by the Company’s stockholders.

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2006:

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to be		Weighted-Average	Under Equity
	Issued Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Shares
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column)

Equity compensation plans approved by stockholders	2,186,172	(1)	$21.73	4,420,252	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	2,186,172	(1)	$21.73	4,420,252	(2)

(1)	Includes outstanding options to purchase 775,876 shares of common stock under the 1999 Equity Incentive Plan, 1,332,296 shares of common stock under the 2004 Equity Incentive Plan, 78,000 shares of common stock under the 2004 Non-Employee Directors’ Stock Option Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.

(2)	There are 0 shares available for grant under the 1999 Equity Incentive Plan, 3,057,852 shares available for grant under the 2004 Equity Incentive Plan, 362,400 shares available for grant under the 2004 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Equity Incentive Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the Board of Directors designates a smaller number. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Non-Employee Directors’ Stock Option Plan automatically increases the first day of each fiscal year up to and including 2014, by the number of shares of common stock subject to options granted during the prior calendar year unless the Board of Directors designates a smaller number. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the Board of Directors designates a smaller number.

Report of the Compensation Committee of the Board of Directors(1)

As part of fulfilling its responsibilities, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for fiscal year 2006 with management. Based on the Compensation Committee’s review of the CD&A and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the CD&A for the fiscal year ended December 31, 2006 be included in this proxy statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Joseph Jimenez (Chairman)
Brian McAndrews
Anne Saunders

Date: April 23, 2007

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of the Company under the 1933 Securities Act or the 1934 Securities Act, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Transactions with Related Persons

Related Person Transactions Policy and Procedures

In February 2007, the Audit Committee adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions”. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the Company’s Related Person Transactions Policy, where a transaction has been identified as a related person transaction, the Company’s management presents such related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the Audit Committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case in indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to the Company of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management’s recommendation with respect to the proposed related person transaction. In the event the Audit Committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Annual Report on Form 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available on our website, www.bluenile.com in the financial information section of the investor relations page. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 705 Fifth Avenue South, Suite 900, Seattle Washington 98104.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Blue Nile stockholders will be “householding” Blue Nile’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary at 705 Fifth Avenue South, Suite 900, Seattle, Washington 98104 or contact Terri Maupin, the Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark Vadon
Chairman of the Board and
Chief Executive Officer

Seattle, Washington
April 23, 2007

PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OFBLUE NILE, INC. The undersigned hereby appoints Mark Vadon and Diane Irvine, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Blue Nile, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 22, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.(Continued and to be marked, dated and signed on reverse side)Address Change/Comments (Mark the corresponding box on the reverse side) s FOLD AND DETACH HERE sYou can now access your Blue Nile, Inc. account online. Access your Blue Nile, Inc. stockholder account online via Investor ServiceDirect® (ISD).Mellon Investor Services LLC, Transfer Agent for Blue Nile, Inc., now makes it easy and convenient to get current information on shareholder account. · View account status • View certificate history • View book-entry information · View payment history for dividends• Make address changes• Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.melloninvestor.comFor Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern TimeInvestor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED. WILL BE VOTED “FOR” THE PROPOSALS. Mark Herefor Address Change or Comments
PLEASE SEE REVERSE SIDE WITHHELDFOR FOR ALL FOR AGAINST ABSTAIN ITEM 1. ELECTION OF DIRECTORS:ITEM 2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS Nominees: 01Diane Irvine 02 Joseph Jimenez Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) YES NO I plan to attend the meeting.IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY. Signature(s) x Dated: , 2007 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.. s FOLD AND DETACH HERE sWE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.Internet or telephone vote authorizes the named proxies to vote in the same manner as if marked, signed and returned on the proxy card. INTERNET http://www.proxyvoting.com/nileUse the Internet to vote the proxy. Have the proxy card in hand when accessing the web site. TELEPHONE 1-866-540-5760 OR Use any touch-tone telephone to vote the proxy. Have the proxy card in hand when calling. If voting by Internet or by telephone, you do NOT need to mail back the proxy card.To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.Choose MLinkSM for fast, easy and secure 24/7 online access to future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.You can view the Annual Report and Proxy Statement on the internet at www.bluenile.com